Exhibit 10.18

September 24, 2010

Mr. Michael M. Afergan

Re:	Board Membership

Dear Mike:

We are pleased to offer you a position as a member of our Board of Managers (the “Board”) of Mercury Payment Systems LLC (“Mercury”). This letter outlines the compensation arrangements for your service on our Board.

1. Term of Service; Board Meetings. You will serve on the Board until you either choose to resign or are removed in accordance with Mercury’s governing documents. You will be expected to attend (in person or telephonically) all meetings of the Board and any Board committee on which you serve. Your term of service will begin on October [1], 2010 (the “Effective Date”).

2. Equity Compensation. In connection with your appointment to our Board, you will receive a one-time up front grant of 41,250 options to purchase Class C Units of Mercury at an exercise price of $6.82 per unit, pursuant to the attached option agreement between you and Mercury (the “Option Agreement”).

3. Fees, Expenses, and Insurance. You will receive a $12,500 annual fee for each 12-month period that you serve as a member of the Board, payable, in cash, in quarterly installments in arrears on or about the 1st day of the first month of each calendar quarter (pro-rated for any portion of a calendar quarter during which you commenced or terminated service as a member). If required to travel in connection with any Board or committee meeting or any other approved related business, you will be reimbursed for your reasonable travel, meal and lodging expenses pursuant to our expense reimbursement policy in effect from time to time. In addition, you will be covered by our director and officer insurance policy and fully indemnified for all of your Board service in accordance with Mercury’s governing documents.

4. Miscellaneous. Please note that you will have full responsibility, and Mercury shall have no responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to any compensation paid hereunder (including pursuant to any Option Agreement) that you receive from Mercury. This letter, along with the attached Confidentiality Agreement and Option Agreement, supersedes any prior agreements and understandings (including verbal agreements) between you and Mercury and/or its affiliates regarding the terms and conditions of your service as a member of the Board.

10 Burnett Court, Suite 300 — Durango, Colorado, 81301 — 800-846-4472 — Fax: 970-247-8951 — www.mercurypay.com

We greatly appreciate your willingness to serve on our Board and look forward to a long and productive relationship. Please feel free to contact my office if you have any questions regarding these arrangements and confirm your acceptance of the terms of this offer letter by signing below and returning a copy to the undersigned.

Best regards,

/s/ Matt Taylor
Matt Taylor, CEO

Accepted and agreed

/s/ Michael Afergan
Mr. Michael M. Afergan

Date:	10/18/10

2